Exhibit 10.3
Fair Isaac Corporation
1992 Long-term Incentive Plan
Nonstatutory Stock Option Agreement
INITIAL GRANTS
(FOR Non-employee Directors)
     These are the terms and conditions applicable to the NONSTATUTORY STOCK OPTION granted by Fair Isaac Corporation, a Delaware corporation (“Fair Isaac”), to you, the optionee listed on the Notice of Grant of Stock Option attached hereto as the cover page (the “Cover Page”), effective as of the date of grant specified on the Cover Page. The Cover Page together with these Terms and Conditions of Nonstatutory Stock Option Agreement constitute the Nonstatutory Stock Option Agreement (the “Option Agreement”). This Option is granted pursuant to the terms of Fair Isaac’s 1992 Long-term Incentive Plan, as amended (the “Plan”). Terms that are not defined in this Option Agreement will have the meanings given to them in the Plan.

Nonstatutory Stock Option	This Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code.

Vesting	The applicable percentage of this Option will vest and become exercisable on the Vesting Dates, as shown on the Cover Page. In addition, this entire Option will vest and become exercisable in full in the event that:

• Your service as a director of Fair Isaac (or any Subsidiary) terminates because of your Disability or death, or

• Fair Isaac is subject to a Change in Control while you are still a director of Fair Isaac (or any Subsidiary).

Options that are not exercisable, or do not become exercisable in accordance with the foregoing provisions, as of the termination of your service as a director, shall terminate as of such date. Vested Options may be exercised in the manner and during the period of time set forth in this Option Agreement.

Exercise Period	The right to purchase shares under this Option Agreement terminates at 3:00 p.m. Pacific Time on the earliest of

• the Expiration Date shown on the Cover Page; or

• the first anniversary date of the termination date of your service as a director of Fair Isaac (or any Subsidiary).

Restrictions On Exercise	You may not exercise this Option if the issuance of shares at that time would violate any law or regulation, as determined by Fair Isaac. Moreover, you cannot exercise this Option unless you have returned a signed copy of the Option Agreement to Fair Isaac.

Notice of Exercise	You must notify Fair Isaac in writing of your intent to exercise this Option. The notice must specify how many shares you wish to purchase and must also specify how your shares should be registered (i.e., in your name only, in your and your spouse’s names as community property or as joint tenants with right of survivorship).

If someone else wants to exercise this Option after your death, that person must prove to Fair Isaac’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice, you must include payment of the exercise price shown on the Cover Page for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms, as approved by Fair Isaac in its sole discretion:

• Your personal check, a cashier’s check or a money order;

•     Irrevocable directions to a securities broker approved by Fair Isaac to sell shares underlying this Option and to deliver all or a portion of the sale proceeds to Fair Isaac in payment of the exercise price and the balance of the sale proceeds to you; or

•     Certificates for shares of Fair Isaac common stock that you have owned for at least 12 months, along with any forms needed to effect a transfer of those shares to Fair Isaac with the value of the shares, determined as of the effective date of the exercise of this Option, applied to the exercise price.

Withholding Taxes	You are responsible to pay any withholding taxes that may be due as a result of your exercise of this Option. Fair Isaac will not withhold any taxes.

Restrictions on Resale	By signing the Option Agreement, you agree not to sell any shares at a time when applicable laws or Fair Isaac policies prohibit a sale.

Transfer of Option	Prior to your death, only you or a permitted assignee as defined herein may exercise this Option (unless this Option or a portion thereof has been transferred to your former spouse by a domestic relations order by a court of competent jurisdiction). You may transfer this Option or a portion of this Option to (i) members of your immediate family, a partnership or limited liability company consisting solely of you and/or members of your immediate family, or to a trust established for the benefit of you and/or members of your immediate family (including a charitable remainder trust whose income beneficiaries consist solely of such persons), and (ii) any other person or entity to which a transfer of compensatory securities is permitted under the applicable rules for a Securities and Exchange Commission Form S-8 registration statement. For purposes of the foregoing, “immediate family” means your spouse, children or grandchildren, including step-children or step-grandchildren. Any of these persons or entities to whom this Option may be transferred is a “permitted assignee.” However, such transfer shall not be effective until you have delivered to Fair Isaac notice of such transfer and such permitted assignee agrees to be bound by the terms of this Option, this Option Agreement, the Plan and the insider trading (and other applicable) policies of Fair Isaac. You cannot transfer, pledge, hypothecate, assign or otherwise dispose of this Option, including using this Option as security for a loan. Any attempts to do any of these things contrary to the provisions of this Option or this Option Agreement, or the levy of any attachment or similar process upon this Option, shall be null and void. You may, however, dispose of this Option in your will or by a written beneficiary designation. Such a designation must be filed with Fair Isaac on the proper form.

Retention Rights	Neither your Option nor the terms of this Option Agreement give you the right to continue as a director of Fair Isaac (or any Subsidiaries) in any capacity. Fair Isaac (and any Subsidiaries) reserve the right to terminate your service at any time, with or without cause.

Stockholder Rights	You, or your assignees, estate, beneficiaries or heirs, have no rights as a stockholder of Fair Isaac until the Options have been exercised, and the exercise price has been received by Fair Isaac, and such rights are conferred upon your becoming a holder of record of the purchased shares. No adjustments are made for dividends or other rights if the applicable record date occurs before you become a holder of record, except as described in the Plan.

Adjustments	In the event of any adjustments to the capital stock of Fair Isaac as described in Article 10 of the Plan, the number of shares covered by this Option and the exercise price per share shall be adjusted as Fair Isaac may determine pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its rules on choice of law).

Other Agreements	This Option Agreement and the Plan constitute the entire understanding between you and Fair Isaac regarding this Option. Any other prior agreements, commitments or negotiations concerning this Option are superseded. If there is any inconsistency between the provisions of this Option Agreement and the Plan, the provisions of the Plan shall govern. This Option Agreement may be amended only in writing.

Definitions	“Disability” means that you are unable to engage in any substantial gainful activity by reason of a medically determinable, physical or mental impairment that can be expected to result in death or that has lasted (or can be expected to last) for a continuous period of not less than 12 months.
By signing the Cover Page, you agree to all of the terms and conditions described above and in the Plan.

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